UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 9, 2006

InfoTech USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-22693 (Commission file number)	11-2889809 (IRS Employer Identification Number)
7 Kingsbridge Road, Fairfield, New Jersey 07004 (Address of principal executive office, including zip code)

Registrant’s telephone number, including area code: (973) 227-8772

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On May 1, 2006, InfoTech USA, Inc. (the “Company”) notified Wells Fargo Business Credit, Inc. (“Wells Fargo”) that the Company would not be in compliance with the covenants for cumulative net income contained in the credit facility with Wells Fargo as of and for the two quarters ended March 31, 2006. Under the terms of the credit agreement with Wells Fargo, the Company is required to have cumulative net income, as defined in the credit agreement, for the two fiscal quarters ended March 31, 2006, of no less than $(292,000). Wells Fargo agreed to waive the anticipated non-compliance and, on May 5, 2006, the Company and its subsidiaries entered into an amendment and waiver with Wells Fargo. In connection therewith, the Company agreed to pay Wells Fargo a one-time $5,000 waiver fee, payable on May 5, 2006.

Under the terms of the amendment and waiver, the Company is required to maintain a minimum book net worth of not less than $3,200,000 in each fiscal quarter of 2006, and adjusted book net worth (as defined in the credit agreement) as of the end of each fiscal quarter ending after September 30, 2006. The Company is also required to maintain a minimum net income, as defined in the credit agreement, of no less than $(554,000) for the two quarters ending March 31, 2006, $(828,000) for the three quarters ending June 30, 2006, and $(1,045,000) for the year ending September 30, 2006.

The foregoing description of the amendment and waiver is only a summary and is qualified in its entirety by the full text of the amendment and waiver, a copy of which has been filed as Exhibit 10.1 and which is incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits

See exhibit index.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InfoTech USA, Inc.

Date: May 9, 2006	By:	/s/ J. Robert Patterson
J. Robert Patterson Vice President, Chief Financial Officer, Secretary, Treasurer and Director

Exhibit Index

Exhibit No.	Description
10.1	Fourth Amendment and Waiver, dated as of May 5, 2006, among InfoTech USA, Inc., the registrant, Information Technology Services, Inc. and Wells Fargo Business Credit, Inc.

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